Exhibit 99.1

SYSTEMAX ANNOUNCES RECEIPT OF NEGOTIATED IRREVOCABLE BINDING OFFER FOR PURCHASE OF ITS FRANCE OPERATIONS

-Would Allow Increased Expansion of
Growing Industrial Products Group Business in North America-

PORT WASHINGTON, NY, July 11, 2018 - Systemax Inc. (NYSE:SYX) today announced it has received an irrevocable binding offer from Bechtle AG, Germany’s largest independent IT systems integrator, to acquire Inmac Wstore, Systemax’s France-based IT value added reseller business.

Pursuant to the offer, Systemax has the right to sell Inmac Wstore to Bechtle on the terms specified in the offer, and it has granted Bechtle exclusivity for a limited period. Pursuant to applicable French law, acceptance or rejection of the offer by Systemax will only follow consultation with Inmac Wstore’s works council, which is expected to take up to several weeks. Upon conclusion of the works council consultation and if the offer is accepted by Systemax, it is expected the parties would enter into a definitive agreement, at which time additional details would be disclosed. The proposed sale would then be subject to customary closing conditions and deliverables, including receipt of France regulatory approvals, and it would be expected to close in late 2018. Disclosure of this offer at this time allows Bechtle to fulfill its disclosure obligations in Germany.

Larry Reinhold, Chief Executive Officer of Systemax, said, “Systemax has been in business in France for many years, commencing with a greenfield operation in 1991 and then significantly expanding our business with the 2009 acquisition of Inmac Wstore. Our France business has performed extremely well, with organic revenues growing at a compounded annual growth rate (“CAGR”) of 11.6% from 2012 through 2017. Its success is a direct reflection of the terrific management and associate teams there, and I would like to personally thank Jacques Thefo, president of our business in France, and all of our Inmac Wstore employees for their exceptional service. We have been evaluating strategic alternatives for our Inmac Wstore business through a managed bidding process and believe Bechtle would be an ideal fit as they are well respected in the industry by both customers and vendors, have operations across Europe and bring new capabilities that can broaden service offerings.”

“If the proposed offer is consummated, Systemax would exclusively operate its Industrial Products Group (“IPG”) business in North America. IPG is a pure play business focused on industrial supplies and MRO (maintenance, repair and operations), markets Systemax has served since its founding in 1949. IPG is a highly successful and rapidly growing business that grew its revenue at a CAGR of 13.7% from 2012 through 2017. If this offer is accepted and closed, we believe the proceeds could be repatriated on a tax efficient basis and would provide Systemax with substantial additional liquid capital to invest in strategic acquisitions for IPG and to return capital to shareholders,” concluded Reinhold.

About Systemax Inc.
Systemax Inc. (www.systemax.com), through its operating subsidiaries, is a provider of industrial products in North America and technology products in France, going to market through a system of branded e-Commerce websites and relationship marketers. The primary brands are Global Industrial and Inmac Wstore.

Forward-Looking Statements
This press release contains forward looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  Additional written or oral forward looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise.  Statements contained in this press release that are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are based on management's estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements. Forward looking statements may include, but are not limited to, projections or estimates of revenue, income or loss, exit costs, cash flow needs and capital expenditures, statements regarding future operations, expansion or restructuring plans, including our exit from and winding down of our sold NATG and European operations, financing needs, compliance with financial covenants in loan agreements, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward looking statements.
Other factors that may affect our future results of operations and financial condition include, but are not limited to, unanticipated developments in any one or more of the following areas, as well as other factors which may be detailed from time to time in our Securities and Exchange Commission filings: risks involved with e-commerce, including possible loss of business and customer dissatisfaction if outages or other computer-related problems should preclude customer access to our products and services; the Company's management information systems and other technology platforms supporting our sales, procurement and other operations are critical to our operations and disruptions or delays have occurred and could occur in the future, and if not timely addressed would have a material adverse effect on us; we could suffer a data security breach due to our e-commerce and data storage systems being hacked by those seeking to steal Company information, vendor, employee or customer personal information, or due to employee error, resulting in disruption to our operations, loss of information and privacy, legal claims and adverse material impact on our reputation and business; meeting credit card industry compliance standards in order to maintain our ability to accept credit cards; technological change has had and can continue to have a material effect on our product mix and results of operations; general economic conditions will continue to impact our business; extreme weather conditions could disrupt our product supply chain and our ability to ship or receive products, which would adversely impact sales; our international operations are subject to risks such as fluctuations in currency rates and foreign regulatory requirements, and our operations are subject to the impact of newly enacted US and foreign tariffs, and political uncertainty; and managing various inventory risks, such as being unable to profitably resell excess or obsolete inventory and/or the loss of product return rights and price protection from our vendors.

Investor/Media Contacts:
Mike Smargiassi
The Plunkett Group
212-739-6729
mike@theplunkettgroup.com